SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) December 10, 1999
                                  -----------------




                           GENERAL MOTORS CORPORATION
                   -----------------------------------------------------
                   (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




   100 Renaissance Center, Detroit, Michigan                 48265-1000
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------


















                                           - 1 -

ITEM 5. OTHER EVENTS

         On December 10, 1999, General Motors Corporation (GM)issued the following press release announcing the broad strategic alliance between GM and Fuji Heavy Industries Ltd. (Fuji) including a $1.4 billion, 20-percent equity stake in Fuji.


   General Motors, Fuji Heavy Industries Form Broad Alliance Global Automakers
                Look to Share Manufacturing, Products,Technology

      GM to Take 20 Percent Stake in Fuji, Maker of Subaru Cars and Trucks

     TOKYO - General Motors Corp. and Fuji Heavy Industries Ltd. announced today that they have formed a broad strategic alliance that will allow the two global auto makers to collaborate in the design, development and manufacture of cars, trucks and related technology.

As part of the alliance, GM will buy a $1.4 billion, 20-percent equity stake in Fuji, the maker of Subaru cars and trucks. Tokyo-based Fuji will remain an independent company with Detroit-based GM as its largest shareholder.

The alliance agreement covers all aspects of the partners' business in all regions of the world. The companies anticipate that the partnership will focus initially on the design and manufacture of small and midsize sport utility vehicles, all-wheel-drive systems, continuously variable transmissions for mini cars, and integrated vehicle control systems. The companies also plan to work together on advanced technologies.

"This is a partnership that will make both GM and Fuji stronger companies in an increasingly competitive, global industry," said G. Richard Wagoner Jr., GM president and chief operating officer. "The potential of the GM-Fuji alliance is significant. We come together as two healthy auto makers whose operations and areas of expertise complement one another."

Takeshi Tanaka, president and chief executive officer of Fuji, said his company was attracted to GM in part because of the success of GM's relationships with Isuzu Motors Ltd. and Suzuki Motor Corp. GM has a 49 percent stake in Isuzu and owns 10 percent of Suzuki.

"The GM alliance model, which allows a high level of management autonomy based on the principle of a true partnership, appealed to us and gave us the confidence to take this major step," Tanaka said.

Tanaka said the potential for growth of FHI's business around the world was a key element that led to the agreement.

     "GM needs to strengthen its presence in Japan. Fuji would like to boost its brand position in North America and Europe," he noted. "We plan to explore numerous opportunities around the world. Where there is a need, we will move aggressively together to meet it."

"This partnership simply makes good business sense for both companies," Wagoner said. "By working together on products, distribution, parts, technology and purchasing, we'll both realize cost savings and dramatically improve our prospects for boosting global market share and profits."

Wagoner  said GM was  impressed  with  Fuji's  pioneering  work  in  specialized
technologies,   such  as  all-wheel-drive   systems  and  continuously  variable
transmissions for small vehicles.

"These technologies will help us grow stronger in the small and midsize car segments, which are undergoing rapid growth around the world," Wagoner said.


                                      - 2 -

Both companies have agreed to exchange preliminary information on their ongoing work in advanced future technologies, such as alternative propulsion systems and so-called "intelligent vehicles," to identify opportunities for joint research and development.

GM's equity participation indicates the seriousness with which each company is approaching the new alliance. Fuji is strong financially, so a capital infusion was not a necessity.

"The equity purchase is at a level that will help facilitate cooperation and the realization of collaborative efforts. It is also symbolic of the commitment both sides have made to a strong partnership and to the enhanced competitiveness of GM and Fuji that will result," Wagoner said.

The GM-Fuji alliance will complement the similar partnerships GM already enjoys with Isuzu and Suzuki, he added.

"The automotive world of the 21st century will be very different from the one we know today. There will be more strategic alliances and partnerships. GM is fortunate to have three strong, thriving companies in Asia - Isuzu, Suzuki and now Fuji - with which to build for the future."

General Motors, founded in 1908, is the world's largest vehicle manufacturer. GM designs, manufactures and markets cars, trucks, heavy-duty transmissions, and locomotives worldwide. GM's vision is to be the world leader in transportation products and services.

In 1998, GM generated revenues of $161 billion from its businesses globally, which included sales of 8,165,000 cars and trucks. GM vehicles are sold in nearly 190 countries and the company has manufacturing operations in more than 50 countries. GM employs about 391,000 people worldwide.


                                        * * * * * *


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    December 14, 1999
        -----------------
                                       By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)












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